Exhibit 19.1

INSIDER TRADING POLICY OF IONQ, INC.

(Adopted February 4, 2026)

The Board of Directors (the “Board”) of IonQ, Inc. (“IonQ”) adopted this Insider Trading Policy (this “Policy”) to govern the trading of shares of IonQ stock and other securities of IonQ and its subsidiaries (collectively, “Shares”) by directors, officers, employees, consultants and other agents of IonQ and their immediate family members, persons with whom they share a household, their economic dependents and any other persons whose securities trading they influence, direct or control (collectively, “Employees”).

Section 1. Policies.

(a)
Trading in Shares. No Employee may trade any Shares while aware of material non-public information of IonQ, or take any other action directly or indirectly to take advantage of or pass on to others such information.

(b)
Blackout Periods. No Specified Person may trade any Shares during any blackout period in effect under Section 2.

(c)
Preclearance Required. No Specified Person may trade any Shares without receiving pre-clearance under Section 3.

(d)
Trading in Other Companies’ Securities. No Employee may trade any securities of any company other than IonQ on the basis of material non-public information of such company, or take any other action directly or indirectly to take advantage of or pass on to others such information, if the Employee became aware of such information in the course of his or her employment or other business relationship with IonQ.

(e)
Prohibition on Certain Transactions. No Employee may hedge, pledge or “sell short” Shares, buy or hold Shares on margin or in a margin account or trade any option contract or derivative security involving Shares, or trade in securities of funds the principal purpose of which is to track the price or performance of Shares.

Section 2. Blackout Periods.

(a)
Quarterly Trading Blackout Periods. There will be a regular blackout period each quarter. The blackout period will begin at the close of market on the 23rd day of March, June, September or December, as applicable, and will end once a full trading day has passed since the first public dissemination of IonQ’s financial results for the applicable quarter.

(b)
Special Trading Blackout Periods. The Chief Legal Officer (“CLO”) may, at any time, prohibit any Employee from trading in Shares when, in his judgment, a blackout is warranted. Employees who have been notified that they are subject to a special blackout period may not trade Shares until informed that the CLO has lifted the special trading blackout period with respect to them, and may not disclose to any other person that a special blackout period has been declared.

(c)
Termination of Employee Status. A blackout period in effect under Section 2(a) or Section 2(b) at the time an Employee ceases to be an Employee continues in effect notwithstanding such cessation until its natural expiration.

Section 3. Pre-Clearance of Trades.

(a)
Specified Persons. IonQ’s officers and directors, and any other Employee designated by the CLO, in his sole judgment (effective immediately upon notification by him), are subject to pre-clearance, as well as these individuals’ immediate family members, persons with whom they share a household, their economic dependents and any other individuals or entities whose securities trading they influence, direct or control (collectively, “Specified Persons”).

(b)
Procedure. A Specified Person wishing to trade Shares or enter into a Trading Plan must, before doing so, request pre-clearance from the CLO on a form established by him. The CLO may then, in his sole judgment, pre-clear the requested action, which the applicable Specified Person may thereupon undertake at any time during such period as the CLO may provide, subject to Section 1(a). If the Specified Person wishing to trade or enter into a Trading Plan is the CLO, then pre-clearance must be sought from the Chief Executive Officer or the Chief Financial Officer.

Section 3. Interpretive Provisions. For purposes of this Policy:

(a)
Materiality. Information is material if a reasonable investor would consider it important in deciding whether to buy, hold or sell a security and thus that could reasonably affect the price of the security.

(b)
Publicness. Information is public if it has been widely disseminated by a press release, a filing with the Securities and Exchange Commission or otherwise, and the market has had sufficient time to receive and act on that information.

(c)
Trading. Trading includes purchases, sales, gifts, transfers and other transactions that affect economic exposure to changes in the price of Shares but does not include the acceptance of an IonQ equity award or its vesting, cancellation or forfeiture according to its terms.

(d)
Delegation. Actions that the CLO may take may also be taken by his delegee.

Section 4. Exceptions. Section 1(a), Section 1(b) and Section 1(c) do not apply to:

(a)
Trades Under Trading Plans. Trades made under trading plans that (i) meet the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 and (ii) are approved by the CLO (any such plan, a “Trading Plan”). The CLO may approve a Trading Plan only when the applicable Employee could otherwise trade Shares. Any amendment to, including suspension or termination of, a Trading Plan must be approved by the CLO in the same manner as a new Trading Plan. In determining whether to approve a Trading Plan or an amendment thereto (or suspension or termination thereof), the CLO may impose criteria in addition to those required by law and may require that the applicable Employee provide a written certification of eligibility. Notwithstanding this Section 4(a), the CLO may prohibit trades in Shares even under a previously-approved Trading Plan. IonQ may publicly disclose information regarding any Trading Plan that an Employee enters.

(b)
Tax Withholding; Options. The surrender of Shares directly to IonQ to satisfy tax withholding obligations on exercise of options or settlement of restricted stock units, or the purchase of Shares by the exercise of stock options or by participation in an employee stock purchase plan, if the resulting shares are not sold.

Section 5. Enforcement. Management may enforce this Policy with disciplinary action, including termination of an Employee’s employment or other relationship with IonQ.

Section 6. Miscellaneous.

(a)
Amendment; Exceptions. The Board, or the Nominating and Corporate Governance Committee of the Board, may amend or terminate this Policy at any time and for any reason. The CLO may make such exceptions to this Policy as he considers necessary or appropriate.

(b)
No Employment Contract. Nothing in this Policy creates or implies an employment contract or term of employment. Employment at IonQ is at will. Employment at will may be terminated with or without cause and with or without notice at any time by the employee or IonQ. Nothing in this Policy limits the right of either party to terminate employment at will.

(c)
No Advice. Nothing in this Policy, or any action taken by IonQ or any other person in connection herewith, constitutes legal, financial or tax advice. Neither the pre-approval of a trade nor the approval of a Trading Plan or amendment thereto constitutes a representation or warranty by IonQ that the trade or the Trading Plan is valid or lawful. Employees are strongly encouraged to consult with their own legal, financial and tax advisors.